Exhibit 99.1

Media Contact:	Investor Contact:
Jordan Hassin	Kenneth Levy
Iridium Communications Inc.	Iridium Communications Inc.
Jordan.Hassin@Iridium.com	Ken.Levy@Iridium.com
+1 (703) 287-7421	+1 (703) 287-7570
Twitter: @Iridiumcomm

Iridium and Qualcomm Collaborate to Support Satellite Messaging in Smartphones

MCLEAN, VA., January 5, 2023—Iridium Communications Inc. (Nasdaq: IRDM) today announced it has entered into an agreement with Qualcomm Technologies, Inc. to enable satellite messaging and emergency services in smartphones powered by Snapdragon® Mobile Platforms. Qualcomm Technologies’ new Snapdragon ® Satellite solution is supported by the fully operational Iridium® satellite constellation. Emergency messaging using Snapdragon Satellite is expected to debut starting in the second half of 2023 in premium Android smartphones launched in select regions.

As opposed to selecting a single smartphone manufacturer, Iridium’s collaboration with Qualcomm Technologies is aimed to support satellite services into a variety of smartphone brands and has the potential to expand to other consumer devices in the future.

“While some have been expecting we would be integrating our system into a specific smartphone, what we’ve done is so much bigger,” said Matt Desch, CEO, Iridium. “Working with a mobile technology leader such as Qualcomm Technologies and their powerful Snapdragon platforms allows Iridium to serve the smartphone industry horizontally – and offers us an opportunity to enable other consumer and vehicular applications in the future. This supports our larger vision of connecting people and things on the move, anywhere!”

Beyond smartphones, Iridium® satellite connections can enable similar applications for vehicles, and other personal consumer and IoT devices.

“Qualcomm Technologies is rooted in a vision for engineering human progress and pushing the boundaries of what is possible with premium smartphones and the next generation of connected smart devices across industries.” said Durga Malladi, senior vice president and general manager, cellular modems and infrastructure, Qualcomm Technologies, Inc. “Snapdragon Satellite is another step in achieving our vision, enabling OEMs and other service providers with global coverage and satellite messaging capabilities.”

With approximately 85% of the world surface without cellular coverage, Snapdragon Satellite-equipped smartphones will be capable of accessing global coverage, sending emergency messages and texting with friends and family from anywhere on the planet with a view of open sky.

Iridium operates the world’s only truly global, weather-resilient satellite constellation, ensuring users can stay connected in even the most inclement environments. The company goes to market through an ecosystem of more than 450 partners that build Iridium Connected® products and provide service to approximately two million customers around the world.

For more information about Iridium visit: www.iridium.com

Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2019, the company completed a generational upgrade of its satellite network and launched its new specialty broadband service, Iridium Certus®. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to the timing of introduction and capabilities of the Snapdragon Satellite and related services. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and market for Iridium and Iridium Connected products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (“SEC”) on February 17, 2022, and the Company’s Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on October 20, 2022, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

Snapdragon is a product of Qualcomm Technologies, Inc. and/or its subsidiaries.

Snapdragon is a trademark or registered trademark of Qualcomm Incorporated.